                                RICHARD P. SMALL
                          3736 NORTH QUAIL RIDGE DRIVE
                          BOYNTON BEACH, FLORIDA  33436


                               September 19, 1996



Tri-Star Aerospace Inc.
11535 East Pine Street
Tulsa, Oklahoma  74116

Tri-Star Aerospace Co.
1408 Northridge
South Lake, Texas  76052

          Re:  AGREEMENT REGARDING LIFE INSURANCE

Gentlemen:

          In consideration of my being permitted to purchase the cash value life insurance policy on my life (the "Policy") from the Tri-Star Aerospace Welfare Benefit Trust (the "Trust") at a price equal to the cash value, I agree to accept the assignment of the Policy with its cash value as the full benefit to which I am entitled under the Trust and agree to indemnify and hold harmless Tri-Star Aerospace Co. ("Aerospace") and Tri-State Aerospace, Inc. ("Tri-Star") their successors and assigns, from any and all liabilities and expenses arising from claims brought by myself or anyone on behalf of myself, my estate or my beneficiaries in connection with benefits due me from the Trust or any claim I might have that I am entitled to residual assets of the Trust.

          I understand that such purchase must comply with Department of Labor PTE 92-6.

          Further, I understand that Aerospace or Tri-Star will cause the Trust to pay medical, disability or other appropriate benefits for active employees of Aerospace, either in lieu of, or in addition to life insurance benefits, and that the initial payment of such benefits shall be from the assets of the Trust. In addition, I understand that Aerospace or Tri-Star will reimburse me up to the amount paid by me to the Trust for the Policy, such reimbursement to be paid

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Tri-Star Aerospace Co.
September 19, 1996
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as payments are made out of the assets of the Trust for medical, disability or other benefits pursuant to the foregoing sentence or, in advance of such payments to the extent that Tri-Star determines that it will receive, within the fiscal year in which such amounts are paid to me, the benefits of such payments.

          Independent of the indemnifications set forth in the Agreement and Plan of Merger, dated as of August 28, 1996, by and among Maple Leaf Aerospace, Inc., Aerospace Merger Sub I, Inc., Tri-Star Aerospace, Inc. and others (the "Merger Agreement"), and not subject to the limitations of the indemnifications set forth therein, I agree to indemnify Aerospace and Tri-Star if the use of the cash payment received by the Trust for the cash value of life insurance on my life to pay such medical, disability or other appropriate benefits for active employees of Aerospace is determined to be a reversion subject to excise tax under Section 4976 of the Internal Revenue Code. The amount of such indemnification shall be equal to the amount by which such excise tax payable by Aerospace or Tri-Star would exceed 60% of the assets of the Trust at the closing of the merger in excess of the cash value of the life insurance on my life.

          In order to avoid any issue as to the sufficiency of the consideration received for this indemnification, this indemnification is provided to induce consummation of the transactions contemplated by the Merger Agreement.

                                       Very truly yours,


                                       /s/ Richard P. Small
                                       --------------------------------
                                       Richard P. Small

AGREED AND ACCEPTED:


Tri-Star Aerospace, Inc.

By: /s/ Quentin Bourjeaurd
   ---------------------------


Tri-Star Aerospace Co.

By: /s/ Quentin Bourjeaurd
   ---------------------------



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